Exhibit (99)

   NEWS RELEASE . . .


                                                  CONTACT:  Joseph L. Dindorf
                                                                President and
                                                      Chief Executive Officer
                                                                 414/542/6611



                   HEIN-WERNER CORPORATION TO SELL FLUID POWER
                            BUSINESS FOR $22 MILLION



        Waukesha, Wisconsin, April 10, 1997 - Hein-Werner Corporation (AMEX:
   HNW) today announced that it has signed a definitive agreement to sell its Great Bend Industries Division to Kaydon Corporation (NYSE: KDN). Kaydon, based in Clearwater, Florida, manufactures custom engineered products used in medical, defense, aerospace and industrial applications. The transaction is valued at approximately $22 million, with the proceeds payable in cash. Closing is expected to occur within forty-five (45) days and is subject to customary conditions.

   Great Bend Industries designs, manufactures and supplies high performance single-acting, double-acting and telescopic hydraulic cylinders and related hydraulic components to original equipment manufacturers in the construction, transportation, solid waste, utility and energy industries. Located in Great Bend, Kansas, the company employs approximately 230 people and recorded net sales of approximately $20.0 million in 1996.

   Joseph L. Dindorf, President and Chief Executive Officer said, "The sale of our Great Bend Industries Division is part of our strategic plan to focus our efforts on both our core business and to add new business segments with solid growth potential on a global scale. We are pleased to be receiving $22 million in sale proceeds for our fluid power business, which represents less than one-third of Hein-Werner's total revenues. The sale proceeds, which we intend to use to reduce debt and to pursue new business opportunities, will substantially increase the book value of the company."

   "We determined that the sale of our fluid power business and the allocation of the substantial financial resources the sale provides would enable us to pursue other opportunities that would better serve the interests of our company and shareholders. This transaction culminates discussions with Kaydon Corporation dating back to 1995. It is part of our continuing re-examination of our strategic and financial alternatives, following Hein-Werner's rebound from the weak conditions prevalent in our end markets during the 1990's."

   Hein-Werner Corporation is a leading worldwide manufacturer and marketer of collision repair and engine reconditioning equipment. The Company has manufacturing operations and sales offices in the United States and Europe, with distribution channels throughout the rest of the world.